Exhibit 99.2

ROLLOVER AGREEMENT

This Rollover Agreement (this “Agreement”) is entered into as of June 21, 2024 by and among Impact Aggregator LP, a Delaware limited partnership (“Topco LP”), Impact Upper Parent Inc., a Delaware corporation (“Topco Inc.”), and the Person listed on the Schedule A attached hereto (the “Rollover Stockholder”). Any capitalized term used herein without definition shall have the meaning ascribed to it in the Merger Agreement (as defined below).

WHEREAS, the Rollover Stockholder holds shares of common stock (the “Company Common Stock”) in Sharecare, Inc., a Delaware corporation (the “Company”);

WHEREAS, prior to or concurrently with the execution of this Agreement, the Company, Impact Acquiror Inc., a Delaware corporation (“Parent”), and Impact Merger Sub Inc., a Delaware corporation (“Merger Sub”), shall enter into that certain Agreement and Plan of Merger (as amended, amended and restated or otherwise modified from time to time, the “Merger Agreement”), dated as of June 21, 2024;

WHEREAS, subject to the terms of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving (the “Merger”), and the Company will thereupon be a direct subsidiary of Parent and an indirect subsidiary of Topco LP and Topco Inc.;

WHEREAS, in connection with the Merger, subject to the exceptions for certain shares of Company Common Stock (including the Rollover Shares (as defined below)) set forth in the Merger Agreement, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the consideration payable with respect to shares of Company Common Stock pursuant to Article IV of the Merger Agreement;

WHEREAS, immediately prior to the Effective Time (but subject to the consummation and the closing of the Merger (the “Closing”)), (i) the Rollover Stockholder desires to contribute a number of shares of Company Common Stock (the “Rollover Shares”) having an aggregate value equal to the dollar amount set forth on Annex A (such amount, the “Rollover Value”), to Topco Inc. in exchange for a number of shares of common stock of Topco Inc. having an aggregate value equal to such Rollover Value (the “Topco Stock”) and (ii) Topco Inc. desires to accept the Rollover Shares from the Rollover Stockholder and issue the Topco Stock to the Rollover Stockholder (collectively, the “Topco Inc. Contribution”);

WHEREAS, immediately following the Topco Inc. Contribution, (i) the Rollover Stockholder desires to contribute the Topco Stock received in the Topco Inc. Contribution to Topco LP in exchange for a number of Class A Units of Topco LP having an aggregate value equal to such Rollover Stockholder’s Rollover Value (the “New Topco Units”) and (ii) Topco LP desires to accept the shares of Topco Stock from the Rollover Stockholder and issue the New Topco Units to the Rollover Stockholder (collectively, the “Topco LP Contribution”);

WHEREAS, immediately following the Topco Inc. Contribution, Topco Inc. will contribute the Rollover Shares received in the Topco Inc. Contribution to Parent (the “Parent Contribution”); and

WHEREAS, at the Closing, Topco LP, the Rollover Stockholder and certain other Persons shall enter into an amended and restated agreement of limited partnership of Topco LP.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Transactions.

(a) Topco Inc. Contribution. Immediately prior to the Effective Time (but subject to the consummation of the Closing), the Rollover Stockholder shall contribute, transfer, and assign to Topco Inc. all of its right, title, and interest in and to the Rollover Shares, free and clear of all Liens of any nature whatsoever (other than restrictions under applicable federal and state securities Laws) in exchange for duly authorized and validly issued, and fully paid Topco Stock issuable to the Rollover Stockholder (the “Rollover Stock”). The Rollover Stock will be fully vested and not subject to forfeiture.

(b) Topco LP Contribution. Immediately following the Topco Inc. Contribution and immediately prior to the Effective Time (but subject to the consummation of the Closing), the Rollover Stockholder shall contribute, transfer, and assign to Topco LP all of its right, title, and interest in and to the Topco Stock, free and clear of all Liens of any nature whatsoever (other than restrictions under applicable federal and state securities Laws) in exchange for a number of duly authorized and validly issued, and fully paid New Topco Units having a value equal to the Rollover Value. The closing (the “Contribution Closing”) of the Topco Inc. Contribution and the Topco LP Contribution shall take place on the Closing Date immediately prior to the Closing at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or such other place mutually agreed in writing by the parties hereto.

(c) Topco LP Agreement. Prior to the Contribution Closing, Topco LP and the Rollover Stockholder shall negotiate in good faith and enter into the amended and restated agreement of limited partnership of Topco LP in form and substance reasonably acceptable to Topco LP and the Rollover Stockholder, which agreement shall reflect the terms as set forth on Annex B hereto (the “Topco LP Agreement”).

2. Representations and Warranties of Topco LP. Topco LP hereby represents and warrants to the Rollover Stockholder as follows:

(a) Topco LP is a limited partnership duly organized, existing and in good standing, under the Laws of the State of Delaware.

(b) Topco LP has full limited partnership power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Topco LP has been duly and validly approved by Topco LP. This Agreement has been duly executed and delivered by Topco LP and constitutes a legal, valid and binding agreement of Topco LP, enforceable against Topco LP in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(c) When issued and delivered in accordance with the terms of this Agreement, the New Topco Units will be duly authorized, validly issued and fully paid and will be free of all preemptive rights and any other Liens other than restrictions under the Topco LP Agreement and applicable federal and state securities Laws.

(d) At the Contribution Closing, Topco LP will have an adequate amount of authorized equity interests to effect the issuance of the New Topco Units in accordance with the terms of this Agreement. At the Contribution Closing, all outstanding units of Topco LP, including the New Topco Units, will be duly authorized, validly issued and fully paid, will be issued in compliance with applicable securities Laws or exemptions therefrom and will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right under any provision of the Revised Uniform Limited Partnership Act of the State of Delaware, the certificate of limited partnership of Topco LP or any contract to which Topco LP is otherwise bound.

(e) Topco LP and each of its direct or indirect Subsidiaries (i) were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, (ii) have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated by the Merger Agreement and this Agreement and (iii) prior to the Effective Time, will not have engaged in any business activities other than those relating to the transactions contemplated by the foregoing agreements

(f) Annex A sets forth the Rollover Shares and Catch-up Profits Interests that will be issued to the Rollover Stockholder as of the Closing pursuant to this Agreement. The Rollover Shares shall not be subject to vesting conditions and the Catch-up Profits Interests shall be subject to no less favorable vesting terms and conditions than were in effect for the Unvested Awards, except that any performance conditions will be eliminated. Neither the Rollover Shares nor the Catch-up Profits Interests shall be forfeited, modified, amended or terminated as a result of the Closing.

3. Representations and Warranties of Topco Inc. Topco Inc. hereby represents and warrants to the Rollover Stockholder as follows:

(a) Topco Inc. is a corporation duly organized, existing and in good standing, under the Laws of the State of Delaware.

(b) Topco Inc. has full corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Topco Inc. has been duly and validly approved by Topco Inc. This Agreement has been duly executed and delivered by Topco Inc. and constitutes a legal, valid and binding agreement of Topco Inc., enforceable against Topco Inc. in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(c) When issued and delivered in accordance with the terms of this Agreement, the Topco Stock will be duly authorized, validly issued and fully paid and will be free of all preemptive rights and any other Liens other than restrictions under applicable federal and state securities Laws.

(d) At the Contribution Closing, Topco Inc. will have an adequate amount of authorized equity interests to effect the issuance of the Topco Stock in accordance with the terms of this Agreement. At the Contribution Closing, all outstanding shares of Topco Inc., including the Topco Stock, will be duly authorized, validly issued and fully paid, will be issued in compliance with applicable securities Laws or exemptions therefrom and will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right under any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation of Topco Inc. or any contract to which Topco Inc. is otherwise bound.

(e) Topco Inc. and each of its direct or indirect Subsidiaries (i) were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, (ii) have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated by the Merger Agreement and this Agreement and (iii) prior to the Effective Time, will not have engaged in any business activities other than those relating to the transactions contemplated by the foregoing agreements.

4. Representations and Warranties of the Rollover Stockholder. The Rollover Stockholder hereby represents and warrants to Topco LP and Topco Inc. as follows:

(a) The Rollover Stockholder (i) has all requisite power and authority to enter into and perform this Agreement, and (ii) the execution, delivery and performance of this Agreement by the Rollover Stockholder has been duly and validly approved. This Agreement has been duly executed and delivered by the Rollover Stockholder and constitutes a legal, valid and binding agreement of the Rollover Stockholder, enforceable against the Rollover Stockholder in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) At the Contribution Closing, the Rollover Stockholder will be the record and beneficial owner of such Rollover Shares, free and clear of any and all Liens other than restrictions under applicable federal and state securities Laws. Upon the closing of the Topco Inc. Contribution as contemplated hereunder, Topco LP will acquire good title to such Rollover Shares, free and clear of all Liens other than restrictions under applicable federal and state securities law.

(c) The Rollover Stockholder represents that the Rollover Stockholder is an “accredited investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act.

(d) The Rollover Stockholder has had an opportunity to fully evaluate an investment in the New Topco Units, is in a financial position to hold the New Topco Units for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of the Rollover Stockholder’s investment in the New Topco Units.

(e) The New Topco Units to be received by the Rollover Stockholder at the Contribution Closing pursuant to the terms of this Agreement will be acquired by it for investment only for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of applicable U.S. federal or state or foreign securities Laws. The Rollover Stockholder has no current intention of selling, granting participation in or otherwise distributing the New Topco Units in violation of applicable U.S. federal or state or foreign securities Laws.

(f) The Rollover Stockholder understands that the offer and sale of the New Topco Units and the Topco Stock, as applicable, have not been registered under the Securities Act or any applicable U.S. state or foreign securities Laws, and that the New Topco Units and the Topco Stock, as applicable, are being issued in reliance on an exemption from registration, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Rollover Stockholder’s representations as expressed herein.

(g) The Rollover Stockholder understands that there will be substantial restrictions on the transferability of the New Topco Units and that on the date of the Closing and for an indefinite period thereafter there will be no public market for the New Topco Units and, accordingly, the Rollover Stockholder will not be able to transfer the New Topco Units in case of emergency, if at all (except as permitted by the Topco LP Agreement). In addition, the Rollover Stockholder understands that the Topco LP Agreement will contain restrictions on the transferability of the New Topco Units and will provide that, in the event that the conditions relating to the transfer of any New Topco Units in such document have not been satisfied, the Rollover Stockholder will not be able to transfer any such New Topco Units, and unless otherwise specified, Topco LP will not recognize the transfer of any such New Topco Units on its books and records or issue any certificates representing any such New Topco Units, and any purported transfer not in accordance with the terms of the Topco LP Agreement shall be void. As such, the Rollover Stockholder understands that: (A) if the New Topco Units are certificated, a restrictive legend or legends will be placed on the certificates representing the New Topco Units; (B) a notation will be made in the appropriate records of Topco LP indicating that the New Topco Units are subject to restrictions on transfer and, if Topco LP should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the New Topco Units; and (C) the Rollover Stockholder will sell, transfer or otherwise dispose of the New Topco Units only in a manner consistent with its representations and warranties set forth herein and then only in accordance with the Topco LP Agreement and applicable Laws.

5. Conditions to Obligations of Topco LP, Topco, Inc. and the Rollover Stockholder.

(a) The obligations of Topco Inc. to issue the Topco Stock to the Rollover Stockholder are subject to the satisfaction or waiver by Topco Inc. of the following conditions: (i) the representations and warranties of the Rollover Stockholder contained in Section 4 of this Agreement shall be true and correct on and as of the date hereof and the Effective Time in all respects, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Rollover Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and (ii) the Rollover Stockholder shall have performed all of the agreements and covenants contained in or contemplated by this Agreement that are required to be performed by the Rollover Stockholder under this Agreement at or prior to the Contribution Closing.

(b) The obligations of Topco LP to issue the New Topco Units to the Rollover Stockholder are subject to the satisfaction or waiver by Topco LP of the following conditions: (i) the representations and warranties of the Rollover Stockholder contained in Section 4 of this Agreement shall be true and correct on and as of the date hereof and the Effective Time in all respects, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Rollover Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and (ii) the Rollover Stockholder shall have performed all of the agreements and covenants contained in or contemplated by this Agreement that are required to be performed by the Rollover Stockholder under this Agreement at or prior to the Contribution Closing.

(c) The obligations of the Rollover Stockholder to contribute its Rollover Shares are subject to the satisfaction or waiver by the Rollover Stockholder of the following conditions: (i) the representations and warranties of Topco LP and Topco Inc. contained in Section 2 and Section 3 of this Agreement, as applicable, shall be true and correct on and as of the date hereof and the Effective Time in all material respects, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Topco LP and Topco Inc. to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and (ii) Topco LP and Topco Inc. shall have performed in all respects all of the agreements and covenants contained in or contemplated by this Agreement that are required to be performed by Topco LP and Topco Inc. under this Agreement at or prior to the Contribution Closing.

(d) The obligations of the Rollover Stockholder, Topco LP and Topco Inc. pursuant to this Agreement are subject in all respects to, and are expressly contingent upon, the receipt of (i) the Company Stockholder Approval pursuant to the terms of the Merger Agreement and (ii) the approval of the Company Board, acting upon the recommendation of the Special Committee, with respect to the Merger Agreement, the Merger and the transactions contemplated herein and therein. In the event such approvals are not obtained for any reason, this Agreement shall be of no force and effect and shall terminate as set forth in Section 10 hereto.

(e) The obligations of the Rollover Stockholders under this Agreement shall be subject to the New Topco Units being the same class of units and at the same price per unit as the equity investments made by the other parties to the Topco LP Agreement at Closing to finance the transactions contemplated by the Merger Agreement.

(f) No later than one (1) Business Day prior to the Contribution Closing, the Rollover Stockholder shall deliver to Topco Inc. any Share Certificates representing the Rollover Shares for disposition in accordance with the terms of this Agreement. Such Share Certificates shall be held by Topco Inc. or any agent authorized by Topco Inc. until the Contribution Closing. To the extent that any Rollover Shares of a Rollover Stockholder are held in street name, book entry or otherwise, such Rollover Stockholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Topco Inc. to reflect or give effect to the contribution of such Rollover Shares in accordance with this Agreement.

(g) Rollover Stockholder agrees and covenants that it shall promptly notify the other parties hereto of any new equity securities of the Company with respect to which beneficial ownership is acquired by it (to the extent permitted under the Merger Agreement or any other contract or agreement with respect to the Merger), including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof.

6. Covenants.

(a) After the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII of the Merger Agreement and the Effective Time, Rollover Stockholder shall not enter into any agreement that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger or the satisfaction of any of the closing conditions set forth in Article VII of the Merger Agreement.

(b) After the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII of the Merger Agreement and the Effective Time, Rollover Stockholder shall not, directly or indirectly (i) enter into any contract with respect to a Specified Acquisition if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or Merger Sub to procure, any authorizations, consents, Orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger, or (B) materially increase the risk of any Governmental Authority entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger; or (ii) take any action that is intended to or would reasonably be expected to adversely affect or delay the ability of Parent or Merger Sub to otherwise perform their respective covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement.

(c) After the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII of the Merger Agreement and the Effective Time, the Rollover Stockholder shall not, directly or indirectly, take, or cause or instruct any other Person to take, any action or enter into any agreement that would result in a breach of Section 6.2 of the Merger Agreement.

(d) The Rollover Stockholder hereby authorizes the Company and Parent to publish and disclose in any public announcement or document any information regarding the Rollover Stockholder’s identity, ownership of the Rollover Shares, the terms of the transactions contemplated by this Agreement and/or any post-Closing arrangements that the Company or Parent reasonably determines is required to be disclosed under the Exchange Act or other applicable Law in connection with the Merger and the other transactions contemplated by the Merger Agreement and agrees to promptly (i) give to the Company and Parent any information that (A) the Company or Parent may reasonably require for the preparation of any such announcement or document, which information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, or (B) is required to make required filings under Section 6.6(a) or 6.5(a) of the Merger Agreement and (ii) notify the Company and Parent of any required corrections with respect to any such information.

(e) The Rollover Stockholder shall vote or cause to be voted any Shares beneficially owned by the Rollover Stockholder or with respect to which the Rollover Stockholder has the power to cause to be voted, in accordance with the Special Committee’s recommendation, from time to time, with respect to all matters related to the Merger Agreement, including the Merger and any other transactions contemplated hereby, at the Company Stockholders Meeting or any other meeting of stockholders of the Company, at which such matters shall be submitted for consideration and at all adjournments, recesses or postponements thereof.

(f) After the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time, the Rollover Stockholder will not (i) pledge or encumber the Rollover Shares, or otherwise subject such Rollover Shares to any Liens (other than transfer restrictions imposed by federal and state securities Laws and in the organizational documents of the Company), (ii) directly or indirectly sell, assign, hypothecate or otherwise transfer (by operation of law or otherwise, including by way of any derivative transaction) any Rollover Shares or (iii) enter into any a voting agreement or arrangement (other than this Agreement) with respect to such Rollover Shares or grant any proxy or power of attorney with respect to such Rollover Shares.

7. CiC Plan Waiver, Catch-up Profits Interests, Miscellaneous.

(a) This Agreement shall be subject to the provisions set forth, mutatis mutandis, in Sections 9.2 (Modification or Amendment), 9.3 (Waiver), 9.4 (Counterparts), 9.5 (Governing Law and Venue; Waiver of Jury Trial; Specific Performance), 9.7 (Entire Agreement), 9.11 (Severability) and 9.12 (Interpretation; Construction) of the Merger Agreement. Section 8.2(d) of the Merger Agreement shall be incorporated herein by reference, mutatis mutandis; provided, however, that (i) Section 8.2(d) of the Merger Agreement shall not be amended, modified or waived without the prior written consent of the Rollover Stockholder and (ii) solely for purposes thereof, the Rollover Stockholder shall be deemed to be a Related Party of Parent for purposes of Section 8.2(d) of the Merger Agreement. Notwithstanding anything to the contrary herein, the parties hereto expressly agree that the Company shall be, and is intended to be, a third party beneficiary of the covenants and agreements of the parties set forth in Section 6 of this Agreement, which covenants and agreements shall not be amended, modified or waived without the prior written consent of the Company (which consent shall have been approved by the Special Committee).

(b) In connection with entering this Agreement, Rollover Stockholder expressly and irrevocably waives and releases any and all claims Rollover Stockholder may have to terminate Rollover Stockholder’s employment for “Good Reason” under prong (a) of the definition of Good Reason in the Company’s Change in Control Plan, effective January 25, 2023 (the “CiC Plan”), or under similar or related definitions of “good reason,” “constructive dismissal” or the like in any plan, agreement or other arrangement between Rollover Stockholder and the Company or any of its Affiliates providing for similar rights as provided in prong (a) of the definition of Good Reason in the CiC Plan, solely as the result of the Company ceasing to be publicly-traded or as a result of the Company becoming a privately held company following the Merger. For the avoidance of doubt, Rollover Stockholder’s Employment Agreement, dated August 13, 2021 and the CiC Plan otherwise remain in full force and effect. The parties further agree that the Class B-1 Units granted to Rollover Stockholder constitute a Replacement Award under the terms of the CiC Plan and that all Class B-1 Units shall fully vest for the total number of Class B-1 Units issued to the Rollover Stockholder on Closing, following Rollover Stockholder’s termination without Cause or a termination for Good Reason, as such terms are defined under the terms of the CiC Plan. The parties further agree that Rollover Stockholder will serve as Executive Chairman following Closing, which the parties acknowledge and agree will be considered to be his position, role, duties and responsibilities for purposes of his Employment Agreement and the CiC Plan; provided, that the cessation of the Rollover Stockholder’s service as Executive Chairman shall not constitute a breach of this Agreement.

(c) In connection with entering this Agreement, Rollover Stockholder and Topco LP agree that, prior to the Closing, Topco LP and Rollover Stockholder will enter into an agreement (“Class B-1 Unit Agreement”) providing that, among other things, (i) Rollover Stockholder’s unvested equity awards of the Company (“Unvested Awards”) as of immediately prior to the Closing will be irrevocably cancelled; (ii) the aggregate value (the “Intrinsic Value”) of the Unvested Awards (determined as though such Unvested Awards were converted in their entirety to a Contingent Cash Award pursuant to the terms of the Merger Agreement, with performance, as applicable, for the 2023 measurement period being 125.3% of target performance and performance for any remaining measurement periods being deemed achieved at target performance) will be provided to Rollover Stockholder in the form of interests in Topco LP intended to be treated as “profits interest” under Revenue Procedures 93-27 and 2001-43 (“Catch-up Profits Interests”); and (iii) the Catch-up Profits Interests (together with any other similar interests provided to Company employees in respect of cancellation of unvested equity awards of the Company (the “Similar Awards”)) will (A) receive 100% of any distributions from Topco LP after return of capital to investors of Topco LP until the Intrinsic Value of the Unvested Awards (and similar value of Similar Awards) is received in respect of the Catch-up Profits Interests and Similar Awards and (B) thereafter participate in any distributions from Topco LP with the Class A Units of Topco LP on a pari passu basis. The full terms and conditions of the Catch-up Profits Interests will be provided in the Class B-1 Unit Agreement and the Topco LP Agreement, which will be consistent in all material respects with the terms of this Rollover Agreement and shall not adversely impact the Rollover Stockholder’s rights under the CiC Plan. In addition, the Rollover Stockholder may elect to rollover all or any portion of the Option Consideration that Rollover Stockholder would receive under the Merger Agreement with respect to vested Options (the “Vested Rollover Options”) into Class A Units or Class B-1 Units of Topco LP on the same basis as the Rollover Stockholder is rolling over the Rollover Shares pursuant to Section 1 or this Section 7(c).

8. Tax Treatment. The parties to this Agreement intend that for U.S. federal and applicable state and local income tax purposes, (i) the Topco Inc. Contribution, together with certain cash contributions made by Topco LP to Topco Inc. in connection with the transactions contemplated by this Agreement and the Merger Agreement, shall constitute a single integrated transaction that qualifies under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Topco LP Contribution shall be treated as a transaction described under Section 721(a) of the Code. The parties to this Agreement agree to report such transactions for U.S. federal and applicable state and local income tax purposes in accordance with, and will not take any position for tax purposes inconsistent with, such intended tax treatment, unless required by applicable Law.

9. Indemnification. Nothing in this Agreement shall limit the Rollover Stockholder’s entitlement to indemnification pursuant to the governing documents of the Company or that certain Indemnification Agreement, dated July 1, 2021, by and between the Company and the Rollover Stockholder. In addition, Topco LP and Topco Inc. acknowledge and agree that Rollover Stockholder constitutes an Indemnified Party pursuant to Section 6.11 of the Merger Agreement, and nothing in this Agreement shall limit the Rollover Stockholder’s ability to enforce the Rollover Stockholder’s third-party beneficiary rights thereunder (subject to the terms and conditions set forth in the Merger Agreement).

10. Irrevocability; Termination. Each party hereto acknowledges and agrees that it shall not be permitted to terminate or rescind this Agreement; provided, however, that this Agreement shall automatically terminate if, at any time prior to the Contribution Closing, the Merger Agreement shall have been terminated for any reason by any of the parties thereto in accordance with its terms and conditions. In the event of any termination of this Agreement as provided in this Section 10, this Agreement shall forthwith become wholly void ab initio and of no further force or effect and there shall be no liability on the part of any parties hereto or their respective officers or directors. In the event the Closing does not occur immediately following the Topco Inc. Contribution, Topco LP Contribution or Parent Contribution in accordance with the terms of this Agreement, the Topco Inc. Contribution, Topco LP Contribution or Parent Contribution shall be null and void and the parties shall cooperate and take all such actions as are necessary to unwind the transactions that were consummated in connection with the Topco Inc. Contribution, Topco LP Contribution or Parent Contribution.

11. Incorporation of Recitals. The Recitals set forth above are hereby incorporated into this Agreement and shall be deemed binding provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and validly executed as of the date first set forth above.

TOPCO LP:

IMPACT AGGREGATOR LP

By: Altaris Health Partners V, L.P., its general partner

By: AHP V GP, L.P., its general partner

By: Altaris Partners, LLC, its general partner

/s/ George E. Aitken-Davies
Name: George E. Aitken-Davies
Title: Manager

TOPCO INC:

IMPACT UPPER PARENT INC.

/s/ Nicholas Fulco
Name: Nicholas Fulco
Title: President

Address:

c/o Altaris Capital Partners 10 East 53rd Street, 31st Floor
New York, NY 10022
Attention: Nicholas Fulco
Email: Nicholas.fulco@altariscap.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022
Attention: David Feirstein, P.C.;
William Lay
Email: david.feirstein@kirkland.com;
william.lay@kirkland.com

[Signature Page to Rollover Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and validly executed as of the date first set forth above.

ROLLOVER STOCKHOLDER:

/s/ Jeff Arnold
Jeff Arnold

Address:

At the address or email shown on the records of the Company.

with a copy (which shall not constitute notice) to:

King & Spalding LLP 1180 Peachtree Street Atlanta, GA 30309 Attn: Rahul Patel rpatel@kslaw.com

[Signature Page to Rollover Agreement]